Exhibit (b)(2)
STI CLASSIC FUNDS
AMENDMENT NO. 1 TO THE BY-LAWS
     WHEREAS, Section 13 (Amendments) of the Amended and Restated By-Laws of STI Classic Funds (the “Trust”) dated August 15, 2000 (the “By-Laws”) provides that the By-Laws may be amended at any meeting of the Board of Trustees; and
     WHEREAS, at a meeting of on November 13, 2007 the Board of Trustees:

VOTED:	That the renaming of the STI Classic Funds and the STI Classic Variable Trust (the “Trusts’) to the names made known in confidence to the Board of Trustees at its informal meeting on November 12, 2007 be, and hereby is, approved, such name changes to become effective at such time as the President of the Trusts deems it appropriate to correspond to the renaming of Trusco Capital Management, Inc.; and

FURTHER VOTED:	That the appropriate officers of the Trusts be, and hereby are, authorized to execute, deliver and file any documents, including an amendment to each Trust’s Agreement and Declaration of Trust, and to take any other actions they deem necessary and appropriate to effectuate the foregoing vote.
     NOW THEREFORE, the undersigned Trustees of the Trust hereby declare that effective as of March 31, 2008, the title of the By-Laws is changed to “By-Laws of RidgeWorth Funds” and Section 1.1 of the By-Laws is amended to read as follows:
“1.1 AGREEMENT AND DECLARATION OF TRUST. These By-Laws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the “Declaration of Trust”), of RidgeWorth Funds, a Massachusetts business trust established by the Declaration of Trust (the “Trust”).”